Registration Nos. 333-113180, 333-105072, and 333-27469

Filed pursuant to Rule 424(b)(3)

COMMON STOCK

(Par Value $1.00 Per Share)

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STICKER TO REOFFER PROSPECTUS

TEMPLE-INLAND INC. 1997 STOCK OPTION PLAN

TEMPLE-INLAND INC. 2001 STOCK INCENTIVE PLAN

TEMPLE-INLAND INC. 2003 STOCK INCENTIVE PLAN

This sticker serves to supplement the Reoffer Prospectus dated March 1, 2004, to provide information with respect to Selling Stockholders.

Mr. Bart J. Doney owns 31,700 shares of Common Stock, of which 15,700 were acquired pursuant to the exercise of options granted pursuant to the Temple-Inland Inc. 1997 Stock Option Plan and 16,000 were acquired pursuant to the exercise of options granted pursuant to the Temple-Inland Inc. 2001 Stock Incentive Plan. Mr. Doney is eligible to sell pursuant to this Reoffer Prospectus all of such shares. Mr. Doney is a Group Vice President of the Company and is currently the beneficial owner of 46,200 shares of Common Stock, including 31,700 shares issuable upon the exercise of options that are exercisable within 60 days. After completion of the offering, Mr. Doney will own 14,500 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.

This sticker is part of the Reoffer Prospectus and must accompany the Reoffer Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this sticker is August 15, 2005.